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                                                                    Exhibit 99.1

Commonwealth Bankshares, Inc.
403 Boush St
Norfolk, Virginia 23510

                              FOR IMMEDIATE RELEASE

                    PRESS RELEASE FOR COMMONWEALTH BANKSHARES

April 23, 2003 Commonwealth Bankshares, Inc., Norfolk, VA, Reports First Quarter 2003 operating and financial results.

Commonwealth Bankshares, Inc. (NASDAQ: CWBS) today announced its first quarter of 2003 operating and financial results which include the following:

Earnings reached $526.8 thousand, an increase of 231.8% over the first quarter earnings in 2002 of $158.8 thousand. Basic earnings per share of $0.31 represents a 244.4% increase over the first quarter of 2002. Diluted earnings per share of $0.28 rose 250.0% from the comparable period of 2002.

Net interest income equaled $2.6 million, up 49.6% over the first quarter of 2002. This increase is attributed in part to a $551.4 thousand or 13.4% increase in interest income and a $301.7 or 12.6% reduction in interest expense for the first quarter 2003 when compared to the same period in 2002.

Assets at March 31, 2003 totaled $276.7 million; an increase of 18.3% over the $233.8 million reported a year earlier. Loans net of the allowance for loan losses rose to $242.7 million, a 37.6% or $66.3 million increase over the $176.3 million reported for the quarter ended March 31, 2002. Deposits grew $25.8 million or 12.4% for the same period, and reached $233.3 million on March 31,2003.

Total shareholders' equity climbed $2.3 million, or 16.8% to $15.9 million at March 31, 2003 compared with $13.7 million at March 31, 2002. Book value per share equaled $9.26 for the quarter end March 31, 2003 compared with $8.02 for the quarter ended March 31, 2002.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Despite a suppressed economy and increasing competition, Commonwealth Bankshares experienced continued balance sheet growth, while maintaining good asset quality and increasing earnings for the first quarter of 2003."

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches serving the Hampton Roads Community of Virginia.

                                   04/23/2003

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, And Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904,or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/ This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.